Exhibit 99.1

NEWS RELEASE For more information, contact: Paul D. Borja Executive Vice President / CFO Bradley T. Howes Investor Relations Officer (248) 312-2000 FOR IMMEDIATE RELEASE

Flagstar Reports Third Quarter 2011 Net Loss of $14.2 million

Strength of Mortgage Banking Franchise Drives 81 percent Quarterly Improvement in Bottom Line

TROY, Mich. (October 25, 2011) - Flagstar Bancorp, Inc. (NYSE:FBC) (the “Company”), the holding company for Flagstar Bank, FSB (the “Bank”), today reported a third quarter 2011 net loss applicable to common shareholders of $(14.2) million, as compared to a second quarter 2011 net loss of $(74.9) million and a third quarter 2010 net loss of $(22.6) million.

“Overall, we were pleased with the improvement in fundamentals on our core revenue drivers, even though such fundamentals continue to be offset by legacy credit costs. During the quarter, we reported our strongest earnings, before taxes and credit costs, since 2009. We experienced significant quarterly improvements in our bank net interest margin, our gain on loan sale income, and our mortgage originations and rate lock commitments. We also saw meaningful loan growth in our core portfolios, with our average held for investment loans increasing by an annualized rate of 13.6 percent from the prior quarter. We continue to execute on our commercial strategy, originating over $300 million in new core commercial and specialty loans, more than double the amount in the second quarter 2011,” commented Joseph P. Campanelli, Chairman of the Board, President and CEO.

Campanelli continued, “Our overall credit costs in the third quarter were relatively flat from the prior quarter, as we continue to work through challenges in our legacy balance sheet. We saw some encouraging trends in the third quarter, with 30-day delinquent and 60-day delinquent residential mortgage loans flat from the prior quarter, and the pace of increase slowing dramatically in the greater than 90 days delinquent residential first mortgage loans. Macroeconomic conditions and home prices remain challenging, however, we are confident we have the resources, including the capital, liquidity and leadership, necessary to support our business plan and continue our planned growth strategies.”

Third Quarter 2011 Highlights:

•	Strong revenue growth, with our largest quarterly level of earnings, before taxes and credit costs, since 2009.

•	Gain on loan sale income of $103.9 million (margin of 153 basis points), increased from prior quarter level of $39.8 million (91 basis points).

•	Residential mortgage originations of $6.9 billion, increased 50 percent from prior quarter.

•	Mortgage rate-lock commitments of $13.1 billion, increased 105 percent from prior quarter.

•	Loan fees of $18.4 million, increased $3.7 million from prior quarter.

•

Successfully converted our legacy residential mortgage servicing system to a nationally recognized loan servicing platform and restructured our residential servicing process, which management believes will materially improve efficiencies and loss mitigation activities.

•

Entered into separate agreements to divest our 27 branch retail bank franchise in Georgia at break-even and to divest our 22 branch retail bank franchise in Indiana for a gain of approximately $24 million.

•	Improved bank net interest margin to 2.30 percent, from 1.86 percent in prior quarter.

•	Average bank yield on interest earning assets of 4.09 percent, improvement from prior quarter level of 3.82 percent.

•	Overall bank cost of funds of 2.08 percent, improvement from prior quarter level of 2.20 percent.

•	Meaningful growth in interest earnings assets, driven by increases in available-for-sale loan portfolio, and the warehouse lending and commercial and industrial portfolios.

•	Increased average core deposits by 4.9 percent from prior quarter, to $2.8 billion.

•	Continued to fortify balance sheet, selling $15.4 million of non-performing commercial real estate assets, resulting in a nominal gain.

•	Capital and liquidity levels remained strong, with a Tier 1 capital ratio of 9.31 percent and cash and cash equivalents equal to 6.6 percent of total assets (does not include other marketable assets).

•	Incurred total credit costs of $111.7 million, relatively flat from prior quarter.

•

Loan loss provision expense decreased by $11.7 million due to lower historical residential first mortgage loss rates that offset the increase in greater than 90 days delinquent residential first mortgages.

•	Secondary marketing reserve provision increased to $39 million, driven by a heightened level of loan repurchase requests primarily from Fannie Mae, consistent with industry trends.

•	Asset resolution expense increased to $34.5 million as a result of increased costs associated with Ginnie Mae repurchased loans.

Third quarter 2011 net loss per share was $(0.03) per share (diluted) based on average shares outstanding of 554,489,000, as compared to a second quarter 2011 of $(0.14) per share (diluted) based on average shares outstanding of 553,946,000 and $(0.15) per share (diluted) based on average shares outstanding of 153,405,000 in the third quarter 2010.

For the nine months ended September 30, 2011, the net loss applicable to common stockholders totaled $(120.8) million, or $(0.22) per share (diluted) based on average shares outstanding of 554,000,000, a 40.1 percent improvement as compared to $(201.5) million or $(1.57) per share (diluted) based on average shares of 128,411,000 during the same period 2010.

Georgia and Indiana Branch Divestitures

During the third quarter, the Bank announced it had entered into separate agreements to divest its 27-branch Georgia and its 22-branch Indiana retail bank franchises, with PNC Bank, N.A., part of The PNC Financial Services Group, Inc. (“PNC”) and First Financial Bancorp (“First Financial”), respectively. Management believes that the Company’s presence in the Georgia and Indiana markets lacked market density and sufficient scale, and believes that these transactions are consistent with its strategic focus on its core Midwest banking markets, and on its deployment of capital towards its continuing growth in commercial and consumer banking in those markets, as well as the emerging Northeast market.

Under the Georgia agreement, PNC is to purchase the facilities or assume the leases associated with the branches and is to purchase associated business and retail deposits (approximately $233 million at September 30, 2011). PNC has also agreed to pay the net book value of the acquired real estate and fixed and other personal assets associated with the branches.

Under the Indiana agreement, First Financial is to pay a consideration equal to a seven percent premium on the consumer and commercial deposits. At September 30, 2011, the total amount of consumer and commercial deposits were $343 million, which translates to a one-time gain of approximately $24 million. First Financial will also pay net book value on real estate and personal assets of the bank branches and will assume the existing leases on 14 of the branches.

The Company predominantly originated residential mortgage loans for sale in the secondary market in both the Georgia and Indiana markets. Accordingly, the amount of loans on its balance sheet and potentially available to be transferred as part of these transactions was immaterial; thus no loans will be transferred in either transaction. Both transactions are anticipated to close during December 2011, subject to satisfaction of customary closing conditions and receipt of regulatory approvals.

Net Interest Income and Margin

Third quarter 2011 net interest income was $65.6 million, as compared to $51.3 million during the second quarter 2011 and $41.1 million during the third quarter 2010. The $14.3 million increase from second quarter 2011 reflects an improvement in the net interest spreads, and a 3.4 percent increase in average interest-earning assets, driven primarily by increases in the available-for-sale, warehouse lending and commercial and industrial loan portfolios.

Net interest margin for the Bank was 2.30 percent for the third quarter 2011, as compared to 1.86 percent for the second quarter 2011 and 1.68 percent for the third quarter 2010. The increase for third quarter 2011 reflects a 3.4 percent increase in average interest earning assets to $11.7 billion, from $11.3 billion for the second quarter 2011. It also reflects a 7.1 percent increase in the average yield on interest earnings assets to 4.09 percent for the third quarter 2011. Third quarter 2011 overall cost of funds decreased to 2.08 percent from 2.20 percent in the second quarter 2011.

The Bank’s cost of deposits for the third quarter 2011 was 1.37 percent, an 8.7 percent decline, compared to 1.50 percent in the second quarter 2011, and a 37.4 percent decline, compared to 2.19 percent in the third quarter 2010. The decrease in overall funding costs for the third quarter 2011 was primarily due to the success of Bank’s initiatives to replace maturing high-cost certificates of deposit in part with lower cost core retail deposits. The Bank also refinanced $1.0 billion of long-term FHLB advances during September 2011, which is expected to reduce total interest expense by approximately $14.1 million annually.

Net interest margin for the Bank was 2.01 percent for the nine months ended September 30, 2011, as compared to 1.61 percent for the nine months ended September 30, 2010. The increase for the nine months ended September 30, 2011, compared to the same period in 2010, was primarily due to increased net interest income that offset the decline in average interest-earnings assets for the nine months ended September 30, 2011 as compared to the same period ended September 30, 2010.

Average interest-earning deposits, on which the Bank earns a minimal interest rate (25 basis points), were $718.6 million in the third quarter 2011, and represent 5.2 percent of total assets. Management believes the Bank’s interest-earning deposits allow it sufficient flexibility to fund its on-going strategic initiatives, which include increasing commercial and specialty lending, as well as other mortgage related initiatives.

Non-interest Income

Third quarter 2011 non-interest income was $112.6 million, as compared to $58.1 million for the second quarter 2011 and $144.9 million for the third quarter 2010. The increase in non-interest income was primarily due to the third quarter 2011 reduced mortgage interest rate environment and the resulting strength of the mortgage business.

In the third quarter 2011, gain on loan sales totaled $103.9 million, as compared to $39.8 million for the second quarter 2011 and $103.2 million for the third quarter 2010. The increase from the prior quarter was a result of both an increase in amount of interest rate lock commitments and an increase in associated margin. Gain on loan sale margin increased to 1.53 percent for the third quarter 2011, as compared to 0.91 percent for the second quarter 2011 and 1.35 percent for the third quarter 2010.

Residential mortgage loan originations, which are principally comprised of agency-eligible residential first mortgage loans, were $6.9 billion during the third quarter 2011, an increase from $4.6 billion in the second quarter 2011 and a decrease from $7.6 billion in the third quarter 2010. Loan sales for the third quarter of 2011 increased to $6.8 billion, as compared to $4.4 billion for the second quarter 2011 and decreased from $7.6 billion for the third quarter 2010. Mortgage rate lock commitments increased to $13.1 billion during the third quarter 2011, as compared to $6.4 billion during the second quarter 2011, and from $11.0 billion during the third quarter 2010.

Net servicing revenue, which is the combination of net loan administration income (including the off-balance hedges of mortgage servicing rights) and the gain (loss) on trading securities (the on-balance sheet hedges of mortgage servicing rights), decreased to $16.9 million during third quarter 2011, as compared to $30.5 million during second quarter 2011. The decrease as compared to second quarter 2011 was primarily attributable to historically low interest rate levels, increased prepayment activity, and a continued reduction in the capitalization of new servicing assets during the third quarter.

At September 30, 2011, loans serviced for others totaled $56.8 billion with a weighted average servicing fee of 30.5 basis points. This was a decrease from $57.1 billion at June 30, 2011, with a weighted average servicing fee of 30.3 basis points, and an increase from $52.3 billion at September 30, 2010 with a weighted average servicing fee of 31.5 basis points. During the third quarter, the Company sold $31.3 million in residential first mortgage servicing rights, with $4.6 billion in underlying loans, through bulk sales.

Non-interest Expense

Non-interest expense was $150.7 million for the third quarter 2011, compared to $130.9 million in the second quarter 2011, and $162.6 million for the third quarter 2010. Excluding asset resolution expense, non-interest expense was $116.2 million in the third quarter 2011, compare to $107.6 million in the second quarter 2011. The third quarter 2011 increase in non-interest expense (excluding asset resolution expense) compared to second quarter 2011, was primarily driven by increased compensation and commissions related to the increase in the mortgage banking business and a $5.2 million general and administrative expense associated with a commercial letter of credit. Our efficiency ratio, as adjusted to exclude credit costs, improved to 53.5 percent during the third quarter 2011, as compared 82.3 percent during the second quarter 2011.

Compensation, benefits and commission expense increased by $4.2 million to $65.4 million for the third quarter 2011, as compared to $61.2 million in second quarter 2011, and compared to $59.8 million in third quarter 2010. The increase in compensation, benefits and commissions expense in the third quarter 2011 compared to second quarter 2011, was primarily due to a $3.1 million increase in commissions as a result of an increase in mortgage banking volumes during the third quarter 2011.

Warrant income, reflected as an offset under non-interest expense, was $4.2 million for the third quarter 2011, as compared to $2.0 million in the second quarter 2011, primarily due to the quarterly valuation of the outstanding warrant liability.

Balance Sheet and Funding

Total assets at September 30, 2011 were $13.7 billion, as compared to $12.7 billion at June 30, 2011 and $13.8 billion at September 30, 2010. The increase in total assets was primarily due to a $1.1 billion increase in total interest-earning assets, as the Bank was able to generate loan growth in warehouse lending and commercial and industrial loan portfolios, and an increase in the available-for-sale residential mortgage loan portfolio. The increase in warehouse lending and available-for-sale loans was attributable to the increase in residential mortgage originations.

The Bank’s primary sources of funds are deposits obtained through its community banking branches and its internet banking platform, as well as deposits obtained from municipalities and investment banking firms. Funds are also obtained from time to time through loan repayments and sales of loans and securities in the ordinary course of business, advances from the FHLB, community banking operations, customer escrow accounts and security repurchase agreements. The Bank relies upon several of these sources at different times to address its daily and forecasted liquidity needs for operational requirements and policy levels while managing overall net interest costs.

Total retail deposits were $5.5 billion at September 30, 2011, as compared to $5.2 billion at June 30, 2011 and $5.4 billion at September 30, 2010. The increase in retail deposits at September 30, 2011, compared to June 30, 2011, was due to an increase in both certificates of deposits and savings deposits.

At September 30, 2011, the Bank had a collateralized $4.6 billion line of credit with the FHLB, of which $3.6 billion was advanced or borrowed, and $921 million remained as borrowing capacity. The Bank also had approximately $900 million of cash on hand and interest-earning deposits, in addition to other marketable securities.

Credit Related Costs and Asset Quality

Credit related costs consist primarily of loan loss provision expense, secondary market reserve provision expense, asset resolution expense and impairment on investment securities available-for-sale. The Company’s credit related costs totaled

$111.7 million for the third quarter 2011, as compared to $110.9 million for the second quarter 2011 and $113.3 million for the third quarter 2010.

Third quarter 2011 loan loss provision expense decreased by $11.7 million to $36.7 million, as compared to $48.4 million in second quarter 2011 and decreased compared to $51.4 million in third quarter 2010. The third quarter 2011 decrease from second quarter 2011 was primarily due to a $10.1 million decrease in provision related to residential first mortgages, consistent with a slowing pace of an increase on the greater than 90 days delinquent residential first mortgages. Third quarter 2011, 30 day and 60 day delinquent residential first mortgages were relatively unchanged from the second quarter 2011, indicating reduced levels of inflows.

For commercial real estate loans, loan loss provision decreased slightly from the second quarter 2011, and has now decreased for four consecutive quarters. The Company also sold $15.4 million of non-performing commercial real estate assets during the third quarter 2011, which resulted in a $0.1 million gain.

Third quarter 2011 secondary marketing reserve provision expense was $39.0 million, as compared to $21.4 million in the second quarter 2011 and $13.0 million in the third quarter 2010. Management believes the increase from prior quarter is consistent with recent industry trends, as the GSEs (a term generally used to refer collectively or singularly to Fannie Mae and Freddie Mac) continue to be more aggressive in the number of pre-2009 loans files being reviewed and their interpretation of their rights under the related representations and warranties. The Company has not experienced similar issues with its 2009, 2010 or 2011 vintages.

The Company maintains a secondary marketing reserve on the balance sheet, which reflects the estimate of probable losses that currently exists on loans which have sold or securitized into the secondary market, except for loans repurchased with government guarantees. The secondary marketing reserve was $85.0 million as of September 30, 2011, as compared to $79.4 million as of June 30, 2011 and $77.5 million at September 30, 2010.

Asset resolution expense, which are expenses associated with foreclosed properties (including the foreclosure claims in process with Ginnie Mae), increased by 48.2 percent to $34.5 million in the third quarter 2011, as compared to $23.3 million in the second quarter of 2011. The third quarter 2011 increase compared to second quarter 2011, was primarily due to continued pressure on home values and heightened costs associated with servicing the loans repurchased with government guarantees. During the third quarter 2011, the Company made improvements to the servicing processes within the loans repurchased with government guarantees portfolio, which management believes will provide a benefit in the next several quarters by reducing associated servicing costs.

Impairment on investment securities available-for-sale was $(1.3) million during the third quarter 2011, as compared to $(15.6) million incurred during in the second quarter 2011, and no impairment in the third quarter 2010. The decrease in impairment losses during the third quarter reflected the quarterly valuation impairment charge on the collateralized mortgage obligations in line with current industry forecasts for future home price expectations.

Non-performing assets held-for-investment were $558.3 million at September 30, 2011, as compared to $513.4 million at June 30, 2011, and $1.1 billion at September 30, 2010. Such loans are principally from the Company’s pre-2009 loan origination activity (referred to as “legacy loans”). This category of assets is comprised of non-performing loans (i.e., loans 90 days or more past due and matured loans), real estate owned and net repurchased assets, and it excludes repurchased loans that are guaranteed primarily by the Federal Housing Administration (FHA). The $44.9 million increase in the third quarter 2011, as compared to second quarter 2011, was driven primarily by a $55.0 million increase in non-performing residential first mortgage loans, offset by a $12.2 million decrease in non-performing commercial and commercial real estate loans. Management expects that the growth in non-performing loans will moderate as such loans are modified or foreclosed upon, and continues to aggressively look for opportunities to de-risk its legacy residential first mortgage and commercial real estate loan portfolios. Beginning in the fourth quarter 2010, the Company has now cumulatively sold $637.8 million in legacy non-performing assets through bulk sales, which are in addition to loan or property sales in the ordinary course of business.

Allowance for loan losses at September 30, 2011 was $282.0 million, or 4.1 percent of loans held-for-investment and 63.4 percent of non-performing loans held-for-investment, as compared to $274.0 million, or 4.6 percent of loans held-for-investment and 67.9 percent of non-performing loans held-for-investment at June 30, 2011. The slight increase in allowance for loan loss, as compared to second quarter 2011, was primarily due to an increase in residential non-performing loans. The decline in the ratio of allowance to loans held-for-investment reflects the changing composition of the loan portfolio, as warehouse loans and commercial and industrial loans, which usually have lower historical industry-

wide loss rates than residential first mortgage loans, have increased the size of the held-for-investment loan portfolio. At September 30, 2010, the allowance for loan losses was $474.0 million, or 6.5 percent of loans held-for-investment and 52.0 percent of non-performing loans.

Capital

Flagstar Bank remained “well-capitalized” for regulatory purposes at September 30, 2011, with regulatory capital ratios of 9.31 percent for Tier 1 capital and 17.64 percent for total risk-based capital. The Company had an equity-to-assets ratio of 8.44 percent at September 30, 2011.

As Previously Announced

The Company’s quarterly earnings conference call will be held on Wednesday, October 26, 2011 from 11 a.m. until noon (Eastern).

Questions for discussion at the conference call may be submitted in advance by e-mail to investors@flagstar.com or asked live during the conference call.

The conference call and accompanying slide presentation will be webcast live on the Investor Relations section of the Company’s Web site, www.flagstar.com, with replays available at that site for at least 10 days.

To listen by telephone, please call at least 10 minutes prior to the start of the conference call at (866) 834-5823 toll free or (973) 341-3018 and use passcode: 14214072.

About Flagstar

Flagstar Bancorp is a full-service financial services company, offering a range of products and services to consumers, businesses, and homeowners. With $13.7 billion in total assets at September 30, 2011, Flagstar is the largest publicly held savings bank headquartered in the Midwest. As of September 30, 2011, Flagstar operated 162 branches in Michigan, Indiana, and Georgia, and has subsequently entered into agreements to sell or lease its 27 branches in Georgia and 22 branches in Indiana. Flagstar also operated, at September 30, 2011, 29 home loan centers in 14 states, and a total of four commercial banking offices in Massachusetts, Connecticut, and Rhode Island. Flagstar Bank originates loans nationwide and is one of the leading originators of residential mortgage loans. For more information, please visit flagstar.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts, assumptions, risks and uncertainties that are difficult to predict and could cause actual results or outcomes to differ materially from those expressed in a forward-looking statement. Forward-looking statements contained in this press release and any information related to expectations about future events or results are based upon information available to the Company as of the date hereof. Forward-looking statements can be identified by such words as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “expects”, “estimates,” and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements made regarding the Company’s current expectations, plans or forecasts of its core business drivers, credit related costs, asset quality, capital adequacy and liquidity, the implementation of the Company’s business plan and growth strategies, the impact, timing and likelihood of consummation of the Company’s sale of its Georgia and Indiana retail bank franchises, the result of improvements to the Company’s servicing processes, and other similar matters. There is a risk that, because of business, economic or market conditions or for any other reasons within or outside of the Company’s discretion, the Company’s sale of its Georgia and Indiana retail bank franchises may not have the projected impact or be consummated in a timely manner or at all. For a further discussion of the factors that may cause actual results to differ materially from current expectations, please review the Company’s filings with the Securities and Exchange Commission (“SEC”), including but not limited to, our Forms 10-K and 10-Q. Except to the extent required under the federal securities laws and the rules and regulations promulgated by the SEC, the Company undertakes no obligation to update any such statement to reflect events or circumstances after the date on which it is made.

Flagstar Bancorp, Inc.

Consolidated Statements of Financial Condition

(In thousands, except share data)

	September 30, 2011	June 30, 2011	December 31, 2010	September 30, 2010
Assets	(Unaudited)
Cash and cash items	$63,288	$56,031	$60,039	$50,422
Interest-earning deposits	839,510	701,852	893,495	962,711

Cash and cash equivalents	902,798	757,883	953,534	1,013,133
Securities classified as trading	312,766	292,438	160,775	161,000
Securities classified as available-for-sale	521,259	551,173	475,225	503,568
Loans available-for-sale ($1,939,780, $1,870,499, $2,343,638 and $1,780,486 at fair value at September 30, 2011, June 30, 2011, December 31, 2010 and September 30, 2010, respectively)	2,080,926	2,002,888	2,585,200	1,943,096
Loans repurchased with government guarantees	1,745,974	1,711,591	1,674,752	1,500,635
Loans held-for-investment ($22,787, $21,514, $19,011 and $35,994 at fair value at September 30, 2011, June 30, 2011, December 31, 2010 and September 30, 2010, respectively)	6,821,737	5,975,134	6,305,483	7,312,226
Less: allowance for loan losses	(282,000)	(274,000)	(274,000)	(474,000)

Loans held-for-investment, net	6,539,737	5,701,134	6,031,483	6,838,226

Total interest-earning assets	12,040,172	10,961,076	11,820,930	11,909,236
Accrued interest receivable	100,442	91,527	83,893	86,347
Repossessed assets, net	113,365	110,050	151,085	198,585
Federal Home Loan Bank stock	301,737	301,737	337,190	373,443
Premises and equipment, net	250,674	244,565	232,203	233,235
Mortgage servicing rights at fair value	437,338	577,401	580,299	447,023
Other assets	427,013	320,425	377,865	538,282

Total assets	$13,734,029	$12,662,812	$13,643,504	$13,836,573

Liabilities and Stockholders’ Equity
Deposits	$8,128,258	$7,405,027	$7,998,099	$8,561,943
Federal Home Loan Bank advances	3,615,000	3,406,571	3,725,083	3,400,000
Long-term debt	248,585	248,610	248,610	248,610

Total interest-bearing liabilities	11,991,843	11,060,208	11,971,792	12,210,553
Accrued interest payable	8,452	10,935	12,965	18,338
Secondary market reserve	85,000	79,400	79,400	77,500
Other liabilities	489,395	337,829	319,684	469,453

Total liabilities	12,574,690	11,488,372	12,383,841	12,775,844
Stockholders’ Equity
Preferred stock $0.01 par value, liquidation value $1,000 per share, 25,000,000 shares authorized; 266,657 issued and outstanding and outstanding at September 30, 2011, June 30, 2011, December 31, 2010, and September 30, 2010, respectively	3	3	3	3
Common stock $0.01 par value, 700,000,000 shares authorized; 555,015,011, 554,163,337, 553,313,113 and 153,512,990 shares issued and outstanding at September 30, 2011, June 30, 2011, December 31, 2010 and September 30, 2010, respectively	5,550	5,542	5,533	1,535
Additional paid in capital – preferred	253,341	251,956	249,193	247,837
Additional paid in capital – common	1,465,554	1,464,131	1,461,373	1,079,042
Accumulated other comprehensive loss	(4,074)	(357)	(16,165)	(19,484)
Retained earnings (accumulated deficit)	(561,035)	(546,835)	(440,274)	(248,204)

Total stockholders’ equity	1,159,339	1,174,440	1,259,663	1,060,729

Total liabilities and stockholders’ equity	$13,734,029	$12,662,812	$13,643,504	$13,836,573

Flagstar Bancorp, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	For the Three Months Ended			For the Nine Months Ended
	September 30, 2011	June 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Interest Income
Loans	$109,966	$98,155	$121,834	$310,234	$354,069
Securities classified as available-for-sale or trading	9,626	8,949	10,968	26,673	47,069
Interest-earning deposits and other	433	957	505	2,358	1,631

Total interest income	120,025	108,061	133,307	339,265	402,769

Interest Expense
Deposits	22,679	24,902	40,270	74,603	123,677
FHLB advances	30,121	30,218	39,816	90,317	123,755
Security repurchase agreements	—	—	—	—	2,750
Other	1,611	1,617	2,017	4,834	8,060

Total interest expense	54,411	56,737	82,103	169,754	258,242

Net interest income	65,614	51,324	51,204	169,511	144,527
Provision for loan losses	36,690	48,384	51,399	113,383	200,978

Net interest expense after provision for loan losses	28,924	2,940	(195)	56,128	(56,451)

Non-Interest Income
Loan fees and charges	18,383	14,712	24,365	49,233	60,930
Deposit fees and charges	7,953	7,845	7,585	23,297	24,796
Loan administration	(3,478)	30,450	12,924	66,308	(15,590)
Gain (loss) on trading securities	20,385	102	10,354	20,414	76,702
Loss on residual and transferors’ interest	(186)	(2,258)	(4.665)	(4,825)	(11,660)
Net gain on loan sales	103,858	39,827	103,211	193,869	220,034
Net loss on sales of mortgage servicing rights	(2,587)	(2,381)	(1,195)	(5,080)	(4,674)
Net gain on securities available-for-sale	—	—	—	—	6,689
Net gain (loss) on sale of assets	1,041	1,293	—	1,297	—
Total other-than-impairment gain	51,003	39,725	—	35,993	35,200
Loss recognized in other comprehensive income before taxes	(52,325)	(55,309)	—	(52,899)	(38,877)

Net impairment losses recognized in earnings	(1,322)	(15,584)	—	(16,906)	(3,677)
Secondary market reserve – change in estimate	(38,985)	(21,364)	(12,958)	(80,776)	(51,174)
Other fees and charges, net	7,489	5,436	5,267	20,064	14,841

Total non-interest income	112,551	58,078	144,888	266,895	317,217

Non-Interest Expense
Compensation, commissions and benefits	65,426	61,156	59,817	189,894	171,944
Occupancy and equipment	17,083	16,969	15,757	50,669	47,670
Asset resolution	34,515	23,282	44,323	95,906	119,569
Federal insurance premiums	10,665	10,789	8,522	30,180	29,209
Other taxes	647	667	1,964	2,178	3,660
Warrant (income) expense	(4,202)	(1,998)	(1,405)	(7,027)	(3,664)
Loss on extinguishment of debt	—	—	11,855	—	20,826
General and administrative	26,557	20,057	21,756	67,044	58,985

Total non-interest expense	150,691	130,922	162,589	428,844	448,199

Loss before federal income taxes	(9,216)	(69,904)	(17,896)	(105,821)	(187,433)
Provision for federal income taxes	264	264	—	792	—

Net Loss	(9,480)	(70,168)	(17,896)	(106,613)	(187,433)
Preferred stock dividend/accretion	(4,719)	(4,720)	(4,690)	(14,148)	(14,059)

Net loss applicable to common stock	$(14,199)	$(74,888)	$(22,586)	$(120,761)	$(201,492)

Loss per share
Basic	$(0.03)	$(0.14)	$(0.15)	$(0.22)	$(1.57)

Diluted	$(0.03)	$(0.14)	$(0.15)	$(0.22)	$(1.57)

Flagstar Bancorp, Inc.

Summary of Selected Consolidated Financial and Statistical Data

(Dollars in thousands, except per share data)

(Unaudited)

	For the Three Months Ended			For the Nine Months Ended
Summary of Consolidated Statements of Operations	September 30, 2011	June 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Return on average assets	(0.43)%	(2.32)%	(0.64)%	(1.23)%	(1.92)%
Return on average equity	(4.90)%	(24.87)%	(8.35)%	(13.39)%	(26.85)%
Efficiency ratio	84.6%	119.7%	82.9%	98.3%	97.1%
Efficiency ratio (credit-adjusted) (1)	53.5%	82.3%	56.6%	64.4%	64.1%
Equity/assets ratio (average for the period)	8.80%	9.33%	7.71%	9.20%	7.14%
Residential first mortgage loans originated	$6,926,451	$4,642,706	$7,613,502	$16,425,699	$17,396,195
Other loans originated	$322,558	$152,566	$13,201	$506,430	$26,958
Mortgage loans sold and securitized	$6,782,795	$4,362,518	$7,619,097	$16,974,821	$17,893,675
Interest rate spread – Bank only (2)	2.02%	1.62%	1.35%	1.75%	1.32%
Net interest margin – Bank only (3)	2.30%	1.86%	1.68%	2.01%	1.61%
Interest rate spread – Consolidated (2)	2.01%	1.61%	1.34%	1.74%	1.30%
Net interest margin – Consolidated (3)	2.25%	1.81%	1.62%	1.96%	1.52%
Average common shares outstanding	554,489,448	553,946,138	153,405,151	554,000,247	128,411,259
Average fully diluted shares outstanding	554,489,448	553,946,138	153,405,151	554,000,247	128,411,259
Average interest earning assets	$11,677,994	$11,297,984	$12,623,592	$11,483,759	$12,551,298
Average interest paying liabilities	$10,337,645	$10,301,159	$11,383,551	$10,365,972	$11,598,035
Average stockholder’s equity	$1,159,825	$1,204,652	$1,082,499	$1,202,923	$1,000,644
Charge-offs to average investment loans (annualized)	1.83%	3.15%	5.90%	2.36%	4.53%

	September 30, 2011	June 30, 2011	December 31, 2010	September 30, 2010
Equity/assets ratio	8.44%	9.27%	9.23%	7.67%
Core capital ratio (4)	9.31%	10.07%	9.61%	9.12%
Total risk-based capital ratio (4)	17.64%	19.73%	18.55%	16.87%
Book value per common share	$1.63	$1.66	$1.83	$5.30
Number of common shares outstanding	555,015,011	554,163,337	553,313,113	153,512,990
Mortgage loans serviced for others	$56,772,598	$57,087,989	$56,040,063	$52,287,204
Weighted average service fee (bps)	30.5	30.3	30.8	31.5
Capitalized value of mortgage servicing rights	0.77%	1.01%	1.04%	0.85%
Ratio of allowance for loan losses to non-performing loans held-for-investment (5)	63.4%	67.9%	86.1%	52.0%
Ratio of allowance for loan losses to loans held-for-investment (5)	4.13%	4.59%	4.35%	6.48%
Ratio of non-performing assets to total assets (bank only)	4.09%	4.10%	4.35%	8.25%
Number of bank branches	162	162	162	162
Number of loan origination centers	29	30	27	27
Number of employees (excluding loan officers and account executives)	2,993	2,990	3,001	2,922
Number of loan officers and account executives	306	316	278	285

(1)	Based on efficiency ratios as calculated, less secondary market reserve change in estimate and asset resolution expense.
(2)	Interest rate spread is the difference between the annualized average yield earned on average interest-earning assets for the period and the annualized average rate of interest paid on average interest-bearing liabilities for the period.
(3)	Net interest margin is the annualized effect of the net interest income divided by that period’s average interest-earning assets.
(4)	Based on adjusted total assets for purposes of core capital and risk-weighted assets for purposes of total risk-based capital. These ratios are applicable to the Bank only.
(5)	Bank only and does not include non-performing loans available-for-sale

Loan Originations

(Dollars in thousands)

(Unaudited)

	For the Three Months Ended
	September 30, 2011		June 30, 2011		September 30, 2010
Consumer loans:
Residential first mortgage	$6,926,451	97.6%	$4,642,706	96.8%	$7,613,502	99.8%
Other consumer (1)	4,338	0.1	2,684	0.1	486	—

Total consumer loans	6,930,789	97.7	4,645,390	96.9	7,613,988	99.8
Commercial loans (2)	318,220	2.3	149,882	3.1	12,715	0.2

Total loan originations	$7,249,009	100.0%	$4,795,272	100.0%	$7,626,703	100.0%

	For the Nine Months Ended
	September 30, 2011		September 30, 2010
Consumer loans:
Residential first mortgage	$16,425,699	97.0%	$17,396,195	99.8%
Other consumer (1)	7,991	0.1	2,046	0.1

Total consumer loans	16,433,690	97.1	17,398,241	99.9
Commercial loans (2)	498,439	2.9	24,912	0.1

Total loan originations	$16,932,129	100.0%	$17,423,153	100.0%

(1)	Other consumer loans include: second mortgage, construction, warehouse lending, HELOC and other consumer loans.
(2)	Commercial loans include: commercial real estate, commercial and industrial and commercial lease financing loans.

Loans Held-for-Investment

(Dollars in thousands)

(Unaudited)

	September 30, 2011		June 30, 2011		December 31, 2010		September 30, 2010
Consumer loans:
Residential first mortgage	$3,827,356	56.2%	$3,744,342	62.7%	$3,784,700	60.1%	$4,479,814	61.4%
Second mortgage	146,501	2.1	155,537	2.6	174,789	2.8	185,062	2.5
Construction	758	—	898	—	8,012	0.1	9,956	0.1
Warehouse lending	995,663	14.6	513,678	8.6	720,770	11.4	913,494	12.5
HELOC	232,796	3.4	241,396	4.0	271,326	4.3	265,240	3.6
Other	73,127	1.1	77,052	1.3	86,710	1.4	107,846	1.5

Total consumer loans	5,276,201	77.4	4,732,903	79.2	5,046,307	80.1	5,961,412	81.6

Commercial loans:
Commercial real estate	1,268,878	18.6	1,111,131	18.6	1,250,301	19.8	1,341,009	18.3
Commercial and industrial	234,148	3.4	99,173	1.8	8,875	0.1	9,805	0.1
Commercial lease financing	42,510	0.6	31,927	0.4	—	—	—	—

Total commercial loans	1,545,536	22.6	1,242,231	20.8	1,259,176	19.9	1,350,814	18.4

Total loans held-for-investment	$6,821,737	100.0%	$5,975,134	100.0%	$6,305,483	100.0%	$7,312,226	100.0%

Composition of Mortgage Loans Held-for-Investment

(In thousands)

(Unaudited)

	September 30, 2011		June 30, 2011
	Portfolio Balance (1)	Allowance (1)	Portfolio Balance (1)	Allowance (1)
Performing modified (TDR)	$488,981	$41,381	$529,588	$44,838
Performing and not delinquent within last 36 months	2,160,067	25,752	2,237,486	26,696
Performing with government insurance	104,240	—	120,059	—
Other performing	801,269	33,693	650,706	35,963
Non-performing - 90+ day delinquent	291,826	64,722	241,258	53,077
Non-performing with government insurance	64,932	1,095	60,147	902
30 day and 60 day delinquent	63,301	4,030	61,533	4,103

Total	$3,974,616	$170,673	$3,900,777	$165,579

	December 31, 2010		September 30, 2010
	Portfolio Balance (1)	Allowance (1)	Portfolio Balance (1)	Allowance (1)
Performing modified (TDR)	$576,594	$46,857	$615,998	$47,943
Performing and not delinquent within last 36 months	2,084,578	27,700	2,260,229	29,750
Performing with government insurance	122,677	—	124,715	—
Other performing	987,975	43,462	1,002,378	55,428
Non-performing - 90+ day delinquent	76,572	19,786	531,296	164,010
Non-performing with government insurance	56,587	1,915	52,692	960
30 day and 60 day delinquent	62,518	4,866	87,524	4,470

Total	$3,967,501	$144,586	$4,674,832	$302,561

(1)	Includes residential first mortgage, second mortgage and construction loans.

Composition of Commercial Loans Held-for-Investment

(In thousands)

(Unaudited)

	September 30, 2011		June 30, 2011
	Portfolio Balance (1)	Allowance (1)	Portfolio Balance (1)	Allowance (1)
Performing – not impaired	$1,197,714	$31,559	$966,754	$34,190
Special mention – not impaired	145,524	10,322	91,104	7,901
Impaired	107,477	27,712	82,496	19,630
Non-performing – not impaired	173	4	402	17
Non-performing	94,648	17,683	101,475	21,885

Total	$1,545,536	$87,280	$1,242,231	$83,623

	December 31, 2010		September 30, 2010
	Portfolio Balance (1)	Allowance (1)	Portfolio Balance (1)	Allowance (1)
Performing – not impaired	$933,557	$31,291	$911,629	$32,069
Special mention – not impaired	85,103	5,907	126,833	7,387
Impaired	73,631	17,181	79,888	18,845
Non-performing – not impaired	6,485	752	4,939	327
Non-performing	160,400	39,847	227,525	67,820

Total	$1,259,176	$94,978	$1,350,814	$126,448

(1)	Includes commercial real estate, commercial and industrial, and commercial lease financing loans.

Allowance for Loan Losses

(Dollars in thousands)

(Unaudited)

	For the Three Months Ended			For the Nine Months Ended
	September 30, 2011	June 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Beginning balance	$274,000	$271,000	$530,000	$274,000	$524,000
Provision for loan losses	36,690	48,384	51,399	113,383	200,978
Charge-offs
Consumer loans:
Residential first mortgage	(11,233)	(8,383)	(38,612)	(22,098)	(113,894)
Second mortgage	(4,629)	(6,138)	(6,843)	(16,545)	(21,939)
Construction	—	(419)	(419)	(419)	(500)
Warehouse lending	(272)	(288)	(151)	(560)	(1,900)
HELOC	(3,477)	(4,925)	(4,704)	(13,465)	(16,944)
Other	(1,208)	(1,146)	(1,299)	(3,813)	(4,300)

Total consumer loans	(20,819)	(21,299)	(52,028)	(56,900)	(159,477)
Commercial loans:
Commercial real estate	(9,853)	(25,957)	(57,281)	(55,099)	(97,017)
Commercial and industrial	(587)	(9)	(529)	(644)	(992)

Total commercial loans	(10,440)	(25,966)	(57,810)	(55,743)	(98,009)

Total charge-offs	(31,259)	(47,265)	(109,838)	(112,643)	(257,486)

Recoveries
Consumer loans:
Residential first mortgage	756	158	605	1,250	1,854
Second mortgage	371	344	536	1,581	1,194
Construction	—	—	2	1	7
Warehouse lending	—	—	391	5	444
HELOC	524	443	340	1,453	1,042
Other	423	474	385	1,284	1,185

Total consumer loans	2,074	1,419	2,259	5,574	5,726
Commercial loans:
Commercial real estate	373	462	165	1,564	765
Commercial and industrial	122	—	15	122	17

Total commercial loans	495	462	180	1,686	782

Total recoveries	2,569	1,881	2,439	7,260	6,508

Charge-offs, net of recoveries	(28,690)	(45,384)	(107,399)	(105,383)	(250,978)

Ending balance	$282,000	$274,000	$474,000	$282,000	$474,000

Net charge-off ratio	1.83%	3.15%	5.90%	2.36%	4.53%

Composition of Allowance for Loan Losses

As of September 30, 2011

(In thousands)

(Unaudited)

	Collectively Evaluated Reserves (1)	Individually Evaluated Reserves (2)	Total
Consumer loans:
Residential first mortgage	$87,606	$68,223	$155,829
Second mortgage	15,331	2,905	18,236
Construction	124	78	202
Warehouse lending	1,307	516	1,823
HELOC	14,681	—	14,681
Other	1,984	1	1,985

Total consumer loans	121,033	71,723	192,756
Commercial loans:
Commercial real estate	49,769	35,361	85,130
Commercial and industrial	2,044	1,760	3,804
Commercial lease financing	310	—	310

Total commercial loans	52,123	37,121	89,244

Total allowance for loan losses	$173,156	$108,844	$282,000

(1)	Represents loans collectively evaluated for impairment in accordance with ASC 450-20, Loss Contingencies (formerly FAS 5), and pursuant to amendments by ASU 2010-20 regarding allowance for unimpaired loans.
(2)	Represents loans individually evaluated for impairment in accordance with ASC 310-10, Receivables (formerly FAS 114), and pursuant to amendments by ASU 2010-20 regarding allowance for impaired loans.

Non-Performing Loans and Assets

(Dollars in thousands)

(Unaudited)

	September 30, 2011	June 30, 2011	December 31, 2010	September 30, 2010
Non-performing loans held-for-investment	$444,887	$403,381	$318,416	$911,372
Real estate and other non-performing assets, net	113,365	110,050	179,557	229,750

Non-performing assets held-for-investment, net	558,252	513,431	497,973	1,141,122

Non-performing loans available-for-sale	3,331	5,341	94,889	—

Total non-performing assets including loans available-for-sale	$561,583	$518,772	$592,862	$1,141,122

Ratio of non-performing loans held-for-investment to loans held-for-investment	6.52%	6.75%	5.05%	12.46%
Ratio of non-performing assets to total assets	4.09%	4.10%	4.35%	8.25%

Asset Quality – Loans Held-for-Investment

(Dollars in thousands)

(Unaudited)

	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 days	Total Past Due	Total Investment Loans
September 30, 2011
Consumer loans (1)	$91,318	$46,023	$352,429	$489,770	$5,276,201
Commercial loans (1)	13,699	10,454	92,458	116,611	1,545,536

Total loans	$105,017	$56,477	$444,887	$606,381	$6,821,737

June 30, 2011
Consumer loans (1)	$91,185	$46,082	$298,751	$436,018	$4,732,903
Commercial loans (1)	1,392	187	104,630	106,209	1,242,231

Total loans	$92,577	$46,269	$403,381	$542,227	$5,975,134

December 31, 2010
Consumer loans (1)	$105,029	$46,907	$137,939	$289,875	$5,046,307
Commercial loans (1)	28,420	6,838	180,477	215,735	1,259,176

Total loans	$133,449	$53,745	$318,416	$505,610	$6,305,483

September 30, 2010
Consumer loans (1)	$97,662	$49,786	$670,064	$817,512	$5,961,412
Commercial loans (1)	15,079	23,954	241,308	280,341	1,350,814

Total loans	$112,741	$73,740	$911,372	$1,097,853	$7,312,226

(1)	Consumer loans include: residential first mortgage, second mortgage, construction, warehouse lending, HELOC, and other consumer loans. Commercial loans include: commercial real estate, commercial and industrial, and commercial lease financing loans.

Gain on Loan Sales and Securitizations

(Dollars in thousands)

(Unaudited)

	For the Three Months Ended
	September 30, 2011		June 30, 2011		September 30, 2010
	(000’s)	bps	(000’s)	bps	(000’s)	bps
Description
Valuation gain (loss):
Value of interest rate locks	$79,078	117	$(2,860)	(7)	$4,380	6
Value of forward sales	(52,573)	(78)	(3,657)	(8)	31,619	42
Fair value of loans available for sale	132,285	195	82,760	190	140,993	185
LOCOM adjustments on loans held-for-investment	—	—	46	—	171	—

Total valuation gains	158,790	234	76,289	175	177,193	233
Sales gains (losses):
Marketing gains, net of adjustments	94,942	140	21,865	50	12,737	16
Pair-off gains (losses)	(148,078)	(218)	(56,951)	(131)	(77,404)	(102)
Provisions for secondary marketing reserve	(1,796)	(3)	(1,375)	(3)	(9,315)	(12)

Total sales gains	(54,932)	(81)	(36,462)	(84)	(73,982)	(98)

Total gain on loan sales and securitizations	$103,858	153	$39,827	91	$103,211	135

Total loan sales and securitizations	$6,782,795		$4,362,518		$7,619,097

	For the Nine Months Ended
	September 30, 2011		September 30, 2010
	(000’s)	bps	(000’s)	bps
Description
Valuation gain (loss):
Value of interest rate locks	$75,602	45	$40,479	23
Value of forward sales	(96,591)	(57)	(46,881)	(27)
Fair value of loans available for sale	259,367	152	303,713	170
LOCOM adjustments on loans held-for-investment	16	—	38	—

Total valuation gains	238,394	140	297,349	166
Sales gains (losses):
Marketing gains, net of adjustments	117,558	69	66,706	37
Pair-off gains (losses)	(156,572)	(92)	(120,776)	(67)
Provisions for secondary marketing reserve	(5,511)	(3)	(23,244)	(13)

Total sales gains	(44,525)	(26)	(77,314)	(43)

Total gain on loan sales and securitizations	$193,869	114	$220,034	123

Total loan sales and securitizations	$16,974,821		$17,893,675

Average Balances, Yields and Rates

(Dollars in thousands)

(Unaudited)

	For the Three Months Ended
	September 30, 2011		June 30, 2011		September 30, 2010
	Average Balance	Annualized Yield/Rate	Average Balance	Annualized Yield/Rate	Average Balance	Annualized Yield/Rate
Interest-Earning Assets:
Loans available-for-sale	$2,041,173	4.35%	$1,509,692	4.72%	$2,166,072	4.63%
Loans repurchased with government guarantees	1,790,464	3.34	1,752,816	3.03	1,465,411	2.75
Loans held-for-investment:
Consumer loans (1)	4,857,771	4.54	4,551,267	4.59	5,860,749	4.77
Commercial loans (1)	1,429,449	4.82	1,211,284	4.85	1,418,011	4.63

Loans held-for-investment	6,287,220	4.60	5,762,551	4.65	7,278,760	4.74
Securities classified as available-for-sale or trading	840,490	4.58	724,694	4.94	863,201	5.08
Interest-earning deposits and other	718,647	0.24	1,548,231	0.25	850,148	0.25

Total interest-earning assets	11,677,994	4.09	11,297,984	3.82	12,623,592	4.21
Other assets	1,503,828		1,612,293		1,408,752

Total assets	$13,181,822		$12,910,277		$14,032,344

Interest-Bearing Liabilities:
Demand deposits	$401,647	0.31%	$409,663	0.33%	$378,193	0.48%
Savings deposits	1,250,844	0.73	1,182,145	0.79	744,889	0.97
Money market deposits	580,508	0.65	579,361	0.73	542,350	0.96
Certificate of deposits	2,811,458	1.72	3,002,363	1.81	3,401,739	2.77

Total retail deposits	5,044,457	1.24	5,173,532	1.34	5,067,171	2.14
Demand deposits	84,114	0.54	66,549	0.55	214,866	0.26
Savings deposits	485,815	0.65	433,642	0.65	171,880	0.74
Certificate of deposits	289,063	0.54	237,600	0.67	440,540	0.94

Total government deposits	858,992	0.60	737,791	0.65	827,286	0.72
Wholesale deposits	657,557	3.41	741,024	3.46	1,427,463	3.18

Total deposits	6,561,006	1.37	6,652,347	1.50	7,321,920	2.18
FHLB advances	3,528,054	3.39	3,400,202	3.56	3,813,021	4.14
Other	248,585	2.57	248,610	2.61	248,610	3.22

Total interest-bearing liabilities	10,337,645	2.09	10,301,159	2.21	11,383,551	2.86
Other liabilities	1,684,352		1,404,466		1,566,294
Stockholder’s equity	1,159,825		1,204,652		1,082,499

Total liabilities and stockholder’s equity	$13,181,822		$12,910,277		$14,032,344

(1)	Consumer loans include: residential first mortgage, second mortgage, construction, warehouse lending, HELOC and other consumer loans. Commercial loans include: commercial real estate, commercial and industrial, and commercial lease financing loans.

Average Balances, Yields and Rates

(Dollars in thousands)

(Unaudited)

	For the Nine Months Ended
	September 30, 2011		September 30, 2010
	Average Balance	Annualized Yield/Rate	Average Balance	Annualized Yield/Rate
Interest-Earning Assets:
Loans available-for-sale	$1,746,202	4.48%	$1,790,099	4.84%
Loans repurchased with government guarantees	1,763,055	3.10	1,186,770	2.62
Loans held-for-investment:
Consumer loans (1)	4,675,795	4.66	5,876,872	4.84
Commercial loans (1)	1,290,474	4.84	1,518,134	4.58

Loans held-for-investment	5,966,269	4.70	7,395,006	4.78
Securities classified as available-for-sale or trading	732,316	4.86	1,217,123	5.16
Interest-earning deposits and other	1,275,917	0.25	962,296	0.22

Total interest-earning assets	11,483,759	3.93	12,551,294	4.27
Other assets	1,593,237		1,469,471

Total assets	$13,076,996		$14,020,765

Interest-Bearing Liabilities:
Demand deposits	$403,236	0.34%	$378,900	0.54%
Savings deposits	1,170,057	0.80	708,550	0.90
Money market deposits	572,041	0.72	562,068	0.93
Certificate of deposits	2,998,440	1.82	3,368,775	2.89

Total retail deposits	5,143,774	1.35	5,018,293	2.21
Demand deposits	76,160	0.54	299,325	0.39
Savings deposits	425,998	0.65	106,292	0.64
Certificate of deposits	259,573	0.63	320,587	0.86

Total government deposits	761,731	0.63	726,204	0.63
Wholesale deposits	745,879	3.40	1,614,283	3.08

Total deposits	6,651,384	1.50	7,358,780	2.25
FHLB advances	3,465,986	3.48	3,867,941	4.28
Security repurchase agreements	—	—	105,694	3.48
Other	248,602	2.60	265,620	4.06

Total interest-bearing liabilities	10,365,972	2.19	11,598,035	2.98
Other liabilities	1,508,101		1,422,085
Stockholder’s equity	1,202,923		1,000,645

Total liabilities and stockholder’s equity	$13,076,996		$14,020,765

(1)	Consumer loans include: residential first mortgage, second mortgage, construction, warehouse lending, HELOC and other consumer loans. Commercial loans include: commercial real estate, commercial and industrial, and commercial lease financing loans.

Pre-tax, pre-credit-cost Income

(Non GAAP measure)

(Dollars in thousands)

(Unaudited)

	For the Three Months Ended			For the Nine Months Ended
	September 30, 2011	June 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Loss before tax provision	$(9,216)	$(69,904)	$(17,896)	$(105,821)	$(187,433)
Add back:
Provision for loan losses	36,690	48,384	51,399	113,383	200,978
Asset resolution	34,515	23,282	44,323	95,906	119,569
Other than temporary impairment on AFS investments	1,322	15,584	—	16,906	3,677
Secondary marketing reserve provision	38,985	21,364	12,958	80,776	51,174
Write down of residual interest	186	2,258	4,665	4,825	11,660
Reserve increase for reinsurance	—	—	—	—	433

Total credit-related-costs:	111,698	110,872	113,345	311,796	387,491

Pre-tax, pre-credit-cost income	$102,482	$40,968	$95,449	$205,975	$200,058